Exhibit 11

              Motorola, Inc. and Consolidated Subsidiaries
              Primary and Fully Diluted Earnings Per Common
                       and Common Equivalent Share
        Three Months Ended September 27, 1997 and September 28, 1996
                 (In millions, except per share amounts)

                                               Three Months Ended,
                                               Sept. 27,  Sept. 28
                                                 1997       1996

Net Income                                     $  266      $   206
Add:
Interest on Zero coupon notes due 2009
    and 2013, net of tax and effect of
    executive incentive and employee
    profit sharing plans                            1            1
Adjusted net income                            $  267      $   207

Earnings per common and common equivalent share - Primary:

Weighted average common shares outstanding      595.0        592.2
Common equivalent shares:
    Stock options                                12.0         10.2
    Zero coupon notes due 2009 and 2013           6.3          6.6
Common and common equivalent
    shares - primary (in millions)              613.3        609.0

Net earnings per share - primary               $  .44     $    .34

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding       595.0       592.2
Common equivalent shares:
    Stock options                                 12.3        10.3
    Zero coupon notes due 2009 and 2013            6.3         6.6
Common and common equivalent
    shares - fully diluted (in millions)         613.6       609.1

Net earnings per share - fully diluted         $   .44     $   .34